Exhibit 99.3

CONSULTING AND MARKETING LICENSE AGREEMENT

THIS CONSULTING AND MARKETING LICENSE AGREEMENT (this “Agreement”) is between Mark Neuhaus (the “Consultant”) and GLOBE TEL COMMUNICATIONS CORP. herein after referred to as (the “Company”). Each of the Consultant and the Company are also referred to in this agreement as the “Parties.”

WHEREAS, the Company intends to develop a market for the Company’s products and services offered from time to time by the Company (the “Products and Services”) for potential customers of the Products and Services who are racing car enthusiasts. The Consultant will display the GLOBE TEL COMMUNICATIONS CORP., logos and graphics on consultants race car and transporters; and

WHEREAS, the Consultant is a professional race car driver with name recognition in the racing car industry, driving in the IMSA, American lemans (ALMS) series; and

WHEREAS, the Company desires to utilize the services of the Consultant to promote, advertise and develop a market for the Company’s Products and Services, and build brand name recognition (see Exhibit C, Scope of Services Detail) for GLOBE TEL COMMUNICATIONS CORP. and;

WHEREAS, in connection with the services to be provided by the Consultant pursuant to this Agreement, the Company desires to grant the Consultant a non-exclusive license for the limited use of the Company’s tradename, trademark or logo, or any other tradename, trademark or logo of the Company, as may be agreed upon by the Parties (the “Licensed Trademarks”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

1. Scope of Services. The Company hereby retains the Consultant to promote and develop a market for the Products and Services. The Consultant agrees to use his best efforts during the term of this Agreement to market and promote the Products and Services.

2. Term. This Agreement shall become effective as of the date set forth on the signature page of this Agreement, and shall continue for a period of one (1) year (the “Term”). Notwithstanding the foregoing, the Company or the Consultant shall be entitled to terminate this Agreement for “cause” upon 30 days’ written notice, which written notice shall be effective upon mailing by first class mail accompanied by facsimile transmission to the Consultant at the address and telecopier number last provided by the Consultant to the Company. “Cause” shall be determined solely as to the violation of any rule or regulation of any regulatory agency, and other neglect, act or omission detrimental to the conduct of Company or the Consultant’s business, material breach of this Agreement or any unauthorized disclosure of any of the secrets or confidential information of Company related to independent contractor status, or with respect to Consultant, commission of acts of moral turpitude or conviction of a felony.

3. Grant of Non-exclusive License. Subject to the terms of this Agreement, the Company hereby grants to the Consultant, and the Consultant hereby accepts, the non-exclusive license to use the Licensed Trademarks on the Consultant’s racing cars, and on the Consultants racing equipment and clothing, which shall be operated by the Consultant in professional racing car competitions at the sole of discretion of the Consultant.

(a) During the Term of this Agreement the Consultant shall not negotiate or enter into any license, sub-license agreement of sub-contract or similar agreement with any third parties in respect of the Licensed Trademarks, or any right or interest granted by the Company to the Consultant pursuant to this Agreement, and the Consultant shall further refrain from directly or indirectly, on his own behalf, licensing, sub-licensing or sub-contracting the Licensed Trademarks, or other right or interest granted by the Company to the Consultant to such third parties without the Company’s prior written consent.

(b) No license or right is granted by the Company to the Consultant, either expressly or by implication, under any licenses or rights owned or controlled by the Company, except as expressly set forth in this Agreement.

(c) The license granted pursuant to this Agreement shall expire simultaneously with the Term of this Agreement, and shall be revocable at will by the Company upon written notice to the Consultant, and the Consultant shall immediately refrain from the use of any rights granted by the Company to the Consultant with respect to this license upon receipt of such written notice.

4. Compensation; Grant of Stock Option. In consideration for the services to be provided by the Consultant to the Company under the terms of this Agreement, the Company agrees to grant to the Consultant upon the execution of this Agreement a non-qualified stock option (the “Option”) to purchase up to the number of shares (the “Shares”) of the Company’s common stock (the “Common Stock”) as set forth below which shall fully vest immediately upon execution of this Agreement, at an exercise price as set forth below:

Total Dollar Amount: $2,500,000

$2,500,000 of options to be registered pursuant under the Globe Tel employee stock option program as already filed and to be amended and updated with the SEC.

The lesser of:

•	The Previous Thirty Days Average (1 month) Low, or

•	Percentage per Share (in US$): 75% per share of the immediately preceding five day low stock price prior to the exercise date.

•	Additional Compensation: Consultant shall receive a commission equal to (1&1/2%) 1.5 percent of any calling card or debit/MasterCard. This fee will be due from any sales generated from any retailer, wholesaler or jobber introduced to Globe Tel or it’s subsidiaries by Consultant. This fee will be calculated based on the face value of the card sales and all renewals or funds added to the cards.

The terms of the Option shall otherwise be set forth in a Non-Qualified Stock Option Agreement between the Company and the Consultant, substantially in the form attached as Exhibit A to this Agreement. The Company agrees to register the Shares upon signing of this agreement for resale under the Securities Act of 1933, as amended, pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement available), pursuant to the terms of such registration set forth in the Non-Qualified Stock Option Agreement

5. Confidentiality. The Consultant covenants that all information concerning the Company, including proprietary information, which it obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of the Company nor shall the confidential information be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential, or return to the Company copies of any confidential information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (iii) is lawfully disclosed to the Consultant by a third party.

6. Independent Contractor. The Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor shall he take any action from which others might reasonably infer that the Consultant is a partner or agent of, or a joint venturer with the Company. In addition, the Consultant shall take no action, which, to the knowledge of the Consultant, binds, or purports to bind, the Company to any contract or agreement.

7. Certain Representations and Warranties of the Consultant. Consultant represents and warrants to the Company as follows: (a) he is purchasing the Shares for his own account and not with a view to or for sale in connection with any distribution of the Shares acquired; (b) he has been given ample opportunity to ask questions of and receive answers from the Company concerning the Company’s business; (c) he has the financial ability to bear the economic risk of his investment in the Shares, has adequate means of providing for current needs and contingencies in connection with such participation and has no need for liquidity with respect to his Interest; (d) he has reviewed the risks and merits of his investment in the Company with tax and legal counsel and his advisors to the extent he deems advisable; (e) he has the capacity to protect his own interest by reason of his business or financial experience; (f) he acknowledges that he has not received or been presented with any advertisement in connection with his investment in the Company; and (g) and he is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended).

8. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

(b) Governing Law. This Agreement shall be construed under the internal laws of the State of New York, and the Parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this Agreement shall be in New York City, N.Y.

(c) Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and assigns, provided, however, that the Consultant shall not permit any other person or entity to assume these obligations hereunder without the prior written approval of the Company which approval shall not be unreasonably withheld and written notice of the Company’s position shall be given within ten (10) days after approval has been requested.

(d) Indemnification. The Company shall indemnify the Consultant for all losses or damages sustained (including reasonable attorney fees and disbursements) as incurred by the Consultant arising from the Consultant performing services under this Agreement. THIS INDEMNIFICATION APPLYS ONLY TO ANY AND ALL LEGAL OR CONTRACTUAL MATTERS, NOT ANY LOSSES OR DAMAGES SUSTAINED DURRING RACING.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed as of the date set forth below.

Date: 7-30-03	CONSULTANT:

/s/ MARK NEUHAUS
Mark Neuhaus

Address for Notices:

P.O. Box 5629 Ketchum, ID 83340

COMPANY: GLOBETEL COMMUNICATIONS CORP.
Address: 444 Brickell Avenue, Suite 522 Miami, Florida 33131

	By:	/s/ TIMOTHY HUFF
	Name:	Timothy Huff
	Title:	Chief Executive Officer

EXHIBIT A

FORM OF

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is between Mark Neuhaus (the “Grantee”) and the other party named on the signature page to this Agreement (the “Company”). Each of the Grantee and the Company are also referred to in this agreement as the “Parties.”

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has authorized the grant to the Grantee, for services to be rendered by the Grantee as a consultant to the Company pursuant to the terms of a Consulting and Marketing License Agreement (the “Consulting Agreement”) between the Company and the Grantee, of a non-qualified stock option (the “Option”) to purchase the number of shares of the Company’s common stock (the “Common Stock”) specified in paragraph 1 of this Agreement, at the price specified in paragraph 1 of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

1. Number of Shares; Exercise Price. Pursuant to action taken by the Board of Directors, the Company hereby grants to the Grantee, in consideration of consulting services to be performed for the benefit of the Company pursuant to the Consulting Agreement, an option (“Option”) to purchase the number of common shares (“Option Shares”) of Common Stock set forth below, at the exercise price set forth below:

Number of Shares or Total Dollar Amount: $2,500,000

The lesser of:

•	The Previous Thirty Days Average (1 month) Low, or

•	Percentage per Share (in US$): 75% per share of the immediately preceding five day low stock price prior to the exercise date.

2. Term. The Option shall expire five (5) years from the date of this Agreement, and shall remain exercisable at any time upon written notice by Grantee. Grantee must send written a Option Exercise Notice either via facsimile or mail to Grantor, said notice shall specify the exact number of option shares being exercised at the exercise price. Grantor shall deliver shares within five (5) business days upon receipt of Option Exercise Notice.

3. Shares Subject To Exercise. The Option shall be immediately exercisable and shall remain exercisable for the entire Term specified in Paragraph 2 of this Agreement. Grantee agrees to exercise the options and pay the exercise price in accordance with Exhibit B, Option Exercise Schedule. Grantee retains the right to accelerate the exercise and Grantor agrees to except any accelerated option exercise upon demand by Grantee.

4. Method and Time of Exercise. The Option may be exercised in whole or from time to time in part by written notice delivered to the Company stating the number of Option Shares with respect to which the Option is then being exercised, together with a check and/or a wire transfer made payable to the Company in the amount equal to the Exercise Price multiplied by the number of Option Shares then being issued pursuant to the written notice of exercise, plus the amount of applicable federal, state and local withholding taxes, provided, however, that such taxes may be satisfied by the withholding of Option Shares then issuable upon the exercise of the Option pursuant to paragraph 5 of this Agreement. Not less than one hundred (100) Option Shares may be purchased upon exercise of the Option at any one time unless the number of Option Shares for which exercise of the Option is being made is all of the Option Shares then issuable upon exercise of the Option. Options may be exercised at any time at the sole discretion of the Grantee. Only whole shares shall be issued upon exercise of the Option.

5. Tax Withholding. As a condition to exercise of the Option, the Company may require the Grantee to pay to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of the Option. Or the Grantee is liable for filing and paying all of his own taxes.

6. Exercise Following Termination of Consulting Agreement. The Option shall not terminate as a result of the termination of Grantee’s services as a consultant to the Company pursuant to the Consulting Agreement.

7. Transferability. The Option and this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and with consent of the Company.

8. Grantee Not a Shareholder. The Grantee shall have no rights as a shareholder with respect to the Option Shares issued form time to time upon exercise of the Option until the earlier of: (1) the date of issuance of a stock certificate or stock certificates to the Grantee applicable to the Option Shares then issuable to the Grantee upon exercise of the Option and (2) the date on which the Grantee or his nominee is recorded as owner of such Option Shares on the Company’s stock ledger by the Company’s registrar and transfer agent, which may be the Company. Except as set forth in paragraph 13 of this Agreement, no adjustment will be made for dividends or other rights for which the record date is prior to the earlier of the events described in clauses (1) and (2) of this paragraph.

9. Restrictions on Transfer. The Grantee represents and agrees that, upon the Grantee’s exercise of the Option in whole or in part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the Option Shares, the Grantee will acquire the Option Shares for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise hereof, the Grantee will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance.

10. Shares Qualified for Listing. Company represents that its Common Stock is qualified for trading or quotation on a nationally recognized securities exchange or stock quotation system, including, without the NASDAQ Bulletin Board, and for trading with the California Department of Corporations or such other applicable jurisdictions.

11. Registration Rights. On or before the day of this Agreement, the Company shall, at the Company’s expense, file with the Securities and Exchange Commission (“SEC”), a registration statement (“Registration Statement”) on Form S-8 or other comparable form, or if such form is not then available, such other form of registration statement then available, in such form as to comply with applicable federal and state laws for the purpose of registering or qualifying the Option Shares for public resale by the Grantee, and prepare and file with the appropriate state securities regulatory authorities the documents reasonably necessary to register or qualify the Option Shares, subject to the ability of the Company to register or qualify the Option Shares under applicable state law.

12. Notices. All notices to the Company shall be addressed to the Company at the principal office of the Company at the address and facsimile number set forth on the signature page of this Agreement, and all notices to the Grantee shall be addressed to the Grantee at the address and facsimile number of the Grantee set forth on the signature page of this Agreement or, if different, the last address and facsimile number on file with the Company, or to such other address and facsimile number as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid and followed by facsimile to the addressee. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to the Grantee or to the Company (as the case may be) by nationally recognized courier or overnight delivery service.

13. Adjustments. If there is any change in the capitalization of the Company after the date of this Agreement affecting in any manner the number of kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to paragraph 14 of this Agreement), then the number and kind of shares then subject to the Option and the exercise price to be paid for the Option Shares shall be appropriately adjusted by the Board of Directors; provided however, that in no event shall any such adjustment result in the Company being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate exercise price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the exercise price of each Option Share or other unit of security then covered by the Option and this Agreement.

14. Cessation of Corporate Existence. Notwithstanding any other provision of this Agreement, in the event of the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than fifty percent (50%) of the then outstanding stock of the Company to another corporation or other entity in a single transaction, the Option grated hereunder shall terminate, provided however, that not later than five (5) days before the effective date of such merger or consolidation or sale of assets in which the Company is not the surviving corporation, the surviving corporation may, but shall not be so obligated to, tender to the Grantee an option to purchase a number of shares of capital stock of the surviving corporation equal to the number of Option Shares then issuable upon exercise of the Option, and such new option or options for shares of the surviving corporation shall contain such terms, conditions and provisions as shall be required substantially to preserve the rights and benefits of the Option and this Agreement.

(a) Entire Agreement. This Agreement and the Consulting Agreement contain the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement and the Consulting Agreement in any respect shall not be deemed a waiver of any further or future rights.

15. Miscellaneous.

(b) Governing Law. This Agreement shall be construed under the internal laws of the State of New York, and the Parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this Agreement shall be in New York City, N.Y.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

(d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

(Signature Page Follows)

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date set forth below.

Date: 7-30-03	OPTIONEE:

/s/ MARK NEUHAUS
Mark Neuhaus

Address for Notices:

P.O. Box 5629
Ketchum, ID 83340

COMPANY: GLOBETEL COMMUNICATIONS CORP.

Address:

444 Brickell Avenue, Suite 522
Miami, Florida 33131

	By:	/s/ TIMOTHY HUFF
	Name:	Timothy Huff
	Title:	Chief Executive Officer

EXHIBIT B

OPTION EXERCISE SCHEDULE

$500,000 immediately upon registration and delivery of shares

Up to $500,000 thirty days following the first exercise and $500,000 every month thereafter depending on the needs and goals of both parties to total: $2,500,000

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date set forth below.

Date: 7-30-03	OPTIONEE:

/s/ MARK NEUHAUS
Mark Neuhaus

Address for Notices:

P.O. Box 5629
Ketchum, ID 83340

COMPANY: GLOBETEL COMMUNICATIONS CORP.

Address:

444 Brickell Avenue, Suite 522
Miami, Florida 33131

	By:	/s/ TIMOTHY HUFF
	Name:	Timothy Huff
	Title:	Chief Executive Officer

B-1

ITEMS NEEDED FOR CLOSING

1.	EDGARIZED REGISTRATION STATEMENT

2.	OPINION LETTER FROM CORPORATE COUNSEL

3.	LOGO E-MAILED TO: coldwater_capital@yahoo.com

4.	SHARES DELIVERED VIA DTC OR:

5.	STOCK CERTIFICATE ISSUED IN THE NAME OF MARK NEUHAUS DELIVERED TO BANK

6.	WIRE INSTRUCTIONS FOR COMPANY BANK ACCOUNT.

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EXHIBIT C

SCOPE OF SERVICES DETAIL

Mark Neuhaus will perform the following services during the term of the Agreement:

1.	Arrange pit passes, access to drivers and other marketing assistance for GLOBE TEL COMMUNICATIONS CORP. guests and clients at major racing events around the United States. Please let me know for which specific events you’d like us to arrange hospitality for your guests and clients. Also, we will need their names one week prior to the event.

2.	Display GLOBE TEL COMMUNICATIONS CORP. logo on racing car, uniform and transporters;

3.	Study all of GLOBE TEL COMMUNICATIONS CORP.’s marketing materials and SEC filings and be knowledgeable to answer basic questions concerning the Company and its business;

4.	Visit Company, meet with Company management and operating supervisors for a thorough basic understanding of GLOBE TEL COMMUNICATIONS CORP. and its products;

5.	Seek and refer more detailed inquires to GLOBE TEL COMMUNICATIONS CORP.’s management;

6.	Refer incidental prospect investors to GLOBE TEL COMMUNICATIONS CORP.’s management.

Mark Neuhaus will devote a minimum of 100 hours to this work during the term of the Agreement.

Mark Neuhaus further states that he is a natural person, and that services described are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

C-1